Exhibit 23.4

Chartered Accountants	563 Bourke Street Melbourne 3000
DX 30937 Stock Exchange Melbourne
Telephone (03) 9615 8500
Facsimile (03) 9615 8700
Email: bdomel@bdomel.com.au
www.bdo.com.au

Consent of Independent Registered Public Accounting Firm

Ebix, Inc.

Schaumburg, IL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Ebix, Inc. of our report dated 13

September 2004, relating to the financial statements as of 30 June 2004 and 2003 of

Heart Consulting Services Unit Trust, which appears in the Form 8- K/A filed on 13

September 2004.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO

Chartered Accountants

Melbourne

31 August 2005

R D D Collie

Partner

BDO is a national association of separate partnerships and entities